Exhibit 10.1

Execution Version

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of November 9, 2012

among

SANTA MARIA ENERGY HOLDINGS, LLC,

as Borrower,

MUTUAL OF OMAHA BANK,

as Administrative Agent,

and

The Lenders Party Hereto

i

Section 12.12	Interest Rate Limitation	86
Section 12.13	EXCULPATION PROVISIONS	86
Section 12.14	Collateral Matters; Swap Agreements	87
Section 12.15	No Third Party Beneficiaries	87
Section 12.16	USA Patriot Act Notice	87
Section 12.17	Arbitration	87

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of U. S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 7.04(c)	Financial Statements
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.16	Properties; Title, Etc.
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.05	Investments

v

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 9, 2012, is among: Santa Maria Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; and Mutual of Omaha Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower, Wells Fargo Bank, N.A., as administrative agent (the “Prior Administrative Agent”), and the lenders party thereto (the “Prior Lenders”) entered into that certain Credit Agreement dated as of February 5, 2010, pursuant to which such Prior Lenders provided certain loans and extensions of credit to the Borrower (as renewed, extended, amended or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

B. The Existing Credit Agreement was assigned to the Administrative Agent and the Lenders by that certain Assignment of Notes, Liens and Deeds of Trust dated as of the date hereof among the Borrower, the Prior Administrative Agent, the Prior Lenders, the Administrative Agent and the Lenders (the “Assignment”).

C. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower by amending and restating the Existing Credit Agreement in its entirety, and the Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto (i) agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) in its entirety and (ii) further agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“AAA” means the American Arbitration Association.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Libor Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Amended and Restated Credit Agreement.

“Airpark Lease” means the Standard Industrial/Commercial Single Tenant Lease dated May 11, 2011 between Borrower and the POPE Group, LLC for the lease of the commercial office building located at 2811 Airpark Drive, Santa Maria, CA where Borrower maintains its principal place of business.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, (i) with respect to any ABR Loan, 2.50% per annum, (ii) with respect to any Libor Loan, 3.50% per annum and (iii) with respect to the Commitment Fee Rate, 0.50% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any Person whose long-term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher or (c) any other Person approved by the Administrative Agent in its sole discretion.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Assignment” has the meaning given in the preamble hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Available Amount” means (i) prior to the payment of the Kayne Guaranty Amount to the Borrower pursuant to the Kayne Guaranty Agreement, an amount equal to the sum of (x) the Borrowing Base then in effect and (y) the Kayne Guaranty Amount, and (ii) following the payment of the Kayne Guaranty Amount to the Borrower pursuant to the Kayne Guaranty Agreement or extinguishment of such agreement, an amount equal to the Borrowing Base then in effect.

“Available Amount Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Available Amount then in effect.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any material action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons as of the most recent Proposed Borrowing Base Notice or furnished to the Borrower by the Administrative Agent for the preparation of a Reserve Report.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower’s LLC Agreement” means that certain Limited Liability Company Agreement of the Borrower, dated December 16, 2008 and as amended by that certain First Amendment to Limited Liability Company Agreement, dated as of January 1, 2009.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Libor Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.12(d).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Libor Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“Change in Control” means (a) the failure of the Permitted Investors to own, directly or indirectly, beneficial ownership of at least 40% on a fully diluted basis of the aggregate economic and voting interests in the outstanding Equity Interests of the Borrower, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Investors or Kayne (i) shall have acquired, directly or indirectly, beneficial or record ownership of more than 25% or more on a fully diluted basis of the voting interest in the outstanding Equity Interests of the Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (c) more than fifty percent (50%) of the Key Employees shall cease to be full time employees of the Borrower in their current capacities (d) any “change of control” or similar event under the Kayne Unit Purchase Agreement or (e) the failure of Kayne to own, directly or indirectly, beneficial ownership of at least 20% on a fully diluted basis of the aggregate voting interests in the outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(a)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the rules and regulations promulgated with respect thereto.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Available Amount.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period; (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period; and (f) expenses attributable to separation payments payable to former employees.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 25% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDAX” means, for any period (without duplication), the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations), one time closing costs associated with the establishment of this Agreement and termination of the Existing Credit Agreement, income taxes, prior period operating expenses which would not have been incurred based on capital expenditures which have reduced actual operating expenses (as agreed by the Administrative Agent), depreciation, depletion, amortization (including amortization of goodwill and debt issue costs), exploration expenses and other similar noncash charges (including non-cash FASB ASC 360, 410 and 815 charges), minus all noncash income (excluding non-cash FASB ASC 815 income) added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of a Plan to meet the minimum funding standards under section 412 of the Code or section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in section 430 of the Code or section 303 of ERISA); (c) the filing pursuant to section 412 of the Code or section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure of a Plan to satisfy the requirements of section 401(a)(29) of the Code, section 436 of the Code or section 206(g) of ERISA; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (including any liability in connection with the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA); (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence of any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Plan (including as a “substantial employer,” as defined in section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, a Subsidiary or any ERISA Affiliate of fines, penalties, taxes or related charges or liabilities under Chapter 43 of the Code or under section 409, section 502, or section 4071 of ERISA in respect of any employee benefit plan (within the meaning of section 3(3) of ERISA); or (i) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) minor defects and irregularities in title to any Oil and Gas Property that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given in the preamble hereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“General and Administrative Costs” means normal and customary expenses and costs incurred in connection with the Oil and Gas Properties of the Borrower and each other Loan Party that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Borrower and its Subsidiaries.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means SM Energy Management, LLC, Santa Maria Energy, LLC and each other Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guarantee and Collateral Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Lender or any Affiliate of a Lender under any Swap Agreement between the Borrower or any Subsidiary and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder or to any counterparty to a Secured Swap Agreement between the Borrower and any Subsidiary and (c) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) Other Taxes, to the extent not otherwise described in (a).

“Initial Reserve Report” means the report of Netherland, Sewell & Associates, issued as of August 1, 2012, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of August 1, 2012.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04(b).

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense payable in cash of the Borrower and the Consolidated Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month and (b) with respect to any Libor Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Libor Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Libor Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Libor Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Mutual of Omaha Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Kayne” means Kayne Anderson Energy Fund IV, L.P., a Delaware limited partnership, and Kayne Anderson Energy Fund IV QP, L.P., a Delaware limited partnership, or either of them.

“Kayne Guaranty Agreement” means that certain guarantee agreement between Kayne and the Administrative Agent dated even herewith.

“Kayne Guaranty Amount” means, as of any date of measurement, the amount of Indebtedness of the Borrower less the amount of the Borrowing Base. As of the Effective Date, the Kayne Guaranty Amount is $11,000,000. Any redetermination of the Borrowing Base that results in the Borrowing Base being increased to an amount greater than $9,000,000 shall result in the Kayne Guaranty Amount being reduced in an amount equal to the aggregate incremental increase of the Borrowing Base. The Kayne Guaranty Amount shall not be reduced unless (i) Kayne is in compliance with all terms, conditions and covenants of the Kayne Guaranty Agreement and (ii) no Default or Event of Default has occurred and is continuing.

“Kayne Unit Purchase Agreement” means that certain Unit Purchase Agreement dated as of December 16, 2008 between Kayne and the Borrower providing for the purchase of additional equity in the Borrower.

“Key Employee” means each of David Pratt, Kevin McMillan, Beth Marino, Kevin Yung, and Mark Wilson.

“Knowledge” means, with respect to any matter in question as to the Borrower or any Subsidiary, the actual and current knowledge of any of the following Persons: David Pratt, Kevin McMillan, Beth Marino and Kevin Yung. The reference to “actual and current knowledge” of a Person means information actually and personally known by such Person, excluding any information which might be imputed to such Person by law.

“LC Commitment” at any time means one million dollars ($1,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Libor Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Libor Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Libor Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Libor”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b)

production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Kayne Guaranty Agreement, the Assignment and the Security Instruments.

“Loan Party” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means November 9, 2014.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA to which the Borrower, a Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions.

“Net Worth” means, as of any date, (a) the total assets of the Borrower and its Consolidated Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, plus (b) the Kayne Guaranty Amount, minus (c) the total liabilities of the Borrower and its Consolidated Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP. Notwithstanding the foregoing, the impact of non-cash charges relating to FASB ASC 360, 410 and 815 and non-cash income relating to FASB ASC 815 shall be excluded from the calculation of Net Worth

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04) or (b) Excluded Taxes.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investors” means each of the members of Borrower as of the Effective Date, excluding Kayne.

“Permitted Liens” has the meaning assigned to such term in Section 9.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any “employee pension benefit plan” (as defined in section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA, section 412 of the Code or section 302 of ERISA (other than a Multiemployer Plan), that is sponsored, maintained or contributed to by Borrower, a Subsidiary or any ERISA Affiliate or with respect to which Borrower, a Subsidiary or any ERISA Affiliate was a substantial employer pursuant to section 4063 of ERISA at any time during the preceding five years, or was a contributing sponsor under section 4069 of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Non-Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Non-Producing Reserves.”

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any of the Borrower’s or its Subsidiaries Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to this Agreement, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck for oil, natural gas and other Hydrocarbons, as applicable, in effect at the time any calculation of PV-9 shall be required to be made.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant profit interest, or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rules” has the meaning assigned such term in Section 12.17(b).

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Sector Capital 2010 Deed of Trust” means that certain Trust Deed, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated April 25, 2008, from Casmalia Investors, LLC, a Michigan limited liability company, recorded on May 12, 2008 as document no. 2008-0028005, as amended by that certain First Amendment to Trust Deed, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated April 21, 2009, and recorded on September 23, 2009, as document no. 2009-0058230.

“Sector Capital 2010 Loan Agreement” means that certain second replacement promissory note dated February 5, 2010 in the aggregate principal amount of $1,765,582.90 made by Orcutt Properties, LLC, NW Casmalia Properties, LLC and Gitte-Ten, LLC (and assumed by Borrower) in favor of Sector Capital Corporation.

“Secured Swap Agreement” means any Swap Agreement among the Borrower and an Approved Counterparty and if such Approved Counterparty is not a Lender or an Affiliate of a Lender, that is subject to a Swap Intercreditor Agreement approved by the Administrative Agent in its sole discretion.

“Security Instruments” means the Guarantee and Collateral Agreement, any Swap Intercreditor Agreement, mortgages, deeds of trust, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Shell Lease” means that certain oil and gas lease held by GTL dated October 22, 1975, the short form of which was recorded May 21, 1976 in Book 2613, Page 1562 by and between Shell Oil Company as Lessor, and Montara Petroleum Company as Lessee, Official Records of Santa Barbara County, California.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Libor Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among Administrative Agent, the Borrower and an Approved Counterparty that is not a Lender or an Affiliate of a Lender.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, the guaranteeing of the Indebtedness and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments and (c) Kayne, the execution, delivery and performance of the Kayne Guaranty Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(e).

Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Libor Loan” or a “Libor Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”,

“includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Libor Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Libor Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Libor Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Libor Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Libor Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Libor Borrowing;

(iv) in the case of a Libor Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Available Amount, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Libor Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Available Amount).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Libor Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Libor Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iv) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Libor Borrowing; and

(iv) if the resulting Borrowing is a Libor Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Libor Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Available Amount Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Libor Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or an Available Amount Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Libor Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Libor Borrowing shall be ineffective) and (ii) unless repaid, each Libor Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Available Amount is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be nine million dollars ($9,000,000). Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.12(d).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on May 1st and October 1st of each year. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07; provided that the Administrative Agent may redetermine the Borrowing Base at any time if Kayne is required to pay the Kayne Guaranty Amount to the Borrower pursuant to the Kayne Guaranty Agreement.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the May 1 and October 1 of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within thirty (30) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase, decrease or maintain the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have thirty (30) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such thirty (30) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 30-day period, all of the Lenders have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 30-day period, all of the Lenders have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on May 1st and October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c) or Section 9.12, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if an Available Amount Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by facsimile or electronic mail, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Available Amount and whether an Available Amount Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Available Amount).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of an Available Amount Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment of an LC Exposure pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the

Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Libor Loans. The Loans comprising each Libor Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Available Amount Deficiency Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of an Available Amount Deficiency under Section 3.04(c), then all Loans and Letters of Credit outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and (ii) during any Available Amount Deficiency, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Libor Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Libor Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Libor Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Libor Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b). Each such optional prepayment shall be in an integral multiple of $100,000 and not less than $500,000.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Libor Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.13(c), which results in the total Revolving Credit Exposures exceeding the Available Amount, then the Borrower shall within thirty (30) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs either:

(A) prepay the Borrowings in an aggregate principal amount equal to such excess,

(B) notify the Administrative Agent in writing that the Borrower will prepay such excess in four (4) equal monthly installments beginning on the date that is thirty (30) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs;

(C) pledge in favor of the Administrative Agent additional assets satisfactory to the Lenders in their sole discretion; or

(D) perform a combination of clauses (A) though (C).

If any excess remains after prepaying all of the Borrowings pursuant to this Section 3.04(c)(ii) as a result of an LC Exposure, the Borrower will pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). Notwithstanding the foregoing, prepayments and/or deposits of cash collateral required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 9.12, if the total Revolving Credit Exposures exceeds the Available Amount as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings pursuant to this Section 3.04(c)(iii) as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv) [Reserved]

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Libor Borrowings then outstanding, and if more than one Libor Borrowing is then outstanding, to each such Libor Borrowing in order of priority beginning with the Libor Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Libor Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Libor Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any year, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Other Fees. The Borrower agrees to pay to the Administrative Agent fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, except where manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a

Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. Payments and Deductions by the Administrative Agent; Defaulting Lenders.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(f) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender is no longer a Defaulting Lender and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s Applicable Percentage of the Revolving Credit Exposures. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).

(ii) The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Available Amount of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Maximum Credit Amount shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Maximum Credit Amounts, and (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Maximum Credit Amount;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall, without prejudice to any right or remedy available to it, within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(iv) So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and such Defaulting Lender shall not participate therein).

No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender.

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Maximum Credit Amount and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and funded and unfunded participations in Letters of Credit in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by the Borrower while such Lender was a Defaulting Lender.

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Libor Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Libor Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Libor Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than one year prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Libor Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Libor Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Libor Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Libor Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Libor Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Libor market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Guarantor under any Loan Document shall be made without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall (without duplication of amounts otherwise payable under this Section 5.03) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) Treatment of Tax Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts with respect to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Libor Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Libor Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Libor Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Subsidiary to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Subsidiary (y) who are authorized to sign the Loan Documents to which the Borrower or such Subsidiary is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and each Subsidiary, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have completed its review of the legal, corporate and capital structure of the Borrower and its Subsidiaries.

(g) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(h) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee and Collateral Agreement. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to (A) Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition or (B) Liens permitted by Section 9.03(d)) on (i) all of the Oil and Gas Properties of the Borrower and its Subsidiaries and (ii) all other Property of the Borrower and its Subsidiaries, whether real or personal, tangible or intangible and wherever located; and

(ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors, to the extent any of the Guarantors have opted-in to Division 8 of the California Commercial Code.

(i) The Administrative Agent shall have received opinions of Latham & Watkins LLP, special counsel to the Borrower, and Rod Reynolds, California local counsel to the Borrower, in form and substance acceptable to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(k) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth (i) the status of title to at least 85% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report and (ii) the status of title for the Oil and Gas Properties of the Borrower and its Subsidiaries that is not evaluated in the Initial Reserve Report, to the satisfaction of the Administrative Agent.

(l) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower and each Subsidiary has received all consents and approvals required by Section 7.03.

(n) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(o) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for Delaware, California and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(p) The Borrower shall have made available to the Administrative Agent all material contracts of the Borrower and its Subsidiaries giving rise to (or could reasonably be expected to give rise to) or securing Material Indebtedness and such material contracts shall be in form and substance reasonably satisfactory to the Majority Lenders.

(q) The Administrative Agent shall have received satisfactory evidence of the payment in full of all amounts due under the Existing Credit Agreement (or assumption thereof), the termination of all commitments to lend thereunder and the release (or assignment to the Administrative Agent) of all Liens and guarantees securing such obligations and any other obligations secured thereby, in each case prior to or contemporaneously with the Effective Date.

(r) The Administrative Agent shall have received duly executed counterparts of the Kayne Guaranty Agreement.

(s) The Administrative Agent shall have received evidence that the Borrower has purchased one or more Swap Agreements with one or more Approved Counterparties which have aggregate notional volumes of not less than 75% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Borrower or any of its Subsidiaries located in the “Orcutt Field Monterey Formation” through the date that is forty-eight months after the date such Swap Agreements are executed.

(t) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 11:00 a.m., Houston, Texas time, on November 30, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s entity powers and have been duly authorized by all necessary entity and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, members or managers (including Kayne) whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) approval of the Creditors under the Existing Credit Agreement, which agreements shall be paid and released as of the Effective Date, (ii) approval of the lessor under the Shell Lease, and (iii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower (including the Borrower’s LLC Agreement and the Sector 2010 Loan Agreement) or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than Permitted Liens).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and statements of income, stockholders equity and cash flows as of and for the portion of the fiscal year ended June 30, 2012, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(b) Since June 30, 2012, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Except as set forth on Schedule 7.04(c), neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b) the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has Knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s Knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) there has been no Release or, to the Borrower’s Knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the Knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s Knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Borrower and the Subsidiaries have made available for review by the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except for those matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower or its Subsidiaries.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and the Borrower has not received written notice of any claim being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur. Neither the Borrower, a Subsidiary nor any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan that, when taken together with all other such contribution obligations and liabilities, could reasonably be expected to result in a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate (a) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each “employee benefit plan” (as defined in section 3(3) of ERISA, but excluding any Multiemployer Plan) in respect of which the Borrower, a Subsidiary or any ERISA Affiliate may have liability. Neither the Borrower, a Subsidiary nor any ERISA Affiliate has (i) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under section 4007 of ERISA that are not past due. The actuarial present value of the benefit liabilities under each Plan that is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $250,000, and the sum of such excesses for all such Plans (determined without regard to the $250,000 threshold) does not exceed $250,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA. Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the

Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named (or will be named as of the Effective Date) as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. Except as set forth in the Existing Credit Agreement (which shall be paid off or assigned to the Administrative and the Lenders as of the Effective Date) and the Sector 2010 Loan Agreement, neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c)), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. Neither the Borrower nor any Subsidiary has any Subsidiaries that are organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Santa Maria Energy Holdings, LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 4627206 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive office are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(k)).

Section 7.16 Properties; Titles, Etc. Except as set forth in Schedule 7.16,

(a) Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except (i) Permitted Liens and (ii) Liens being released on the Effective Date in connection with the payoff and assumption of the Existing Credit Agreement. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations, to refinance Debt under the Existing Credit Agreement and for general corporate purposes. No proceeds of the Loans or Letters of Credit may be used to retire any Debt (other than accounts payable) and the Existing Credit Agreement, provided that the Existing Credit Agreement is paid in full. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2012), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of such date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer – Insurance Coverage. Upon request, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other formal report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such letter or report.

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person that are material in nature and are pursuant to the terms of any agreement or instrument evidencing or giving rise to any Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any Subsidiary.

(i) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in the Borrower or any Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(j) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(k) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(l) Production Report and Lease Operating Statements. Within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(m) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan, and any reports or other information required to be filed with respect thereto under the Code or under ERISA, and Multiemployer Plan), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(o) Monthly Reports. As soon as available, and in any event within forty-five (45) days after the end of each month (beginning with the month ending November 30, 2012), (A) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such month and for the period from the beginning of then current Fiscal Year to the end of such month, and (B) a report in detail acceptable to Administrative Agent with respect to the Oil and Gas Properties of the Borrower and each of its Subsidiaries during such month:

(i) setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual vs. estimated cost breakdown (for all activities, including dry hole and completion activities) for such well;

(ii) describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected);

(iii) describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from any such Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iv) specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to such Oil and Gas Properties of the kind chargeable as direct charges or overhead under an Onshore COPAS Accounting Procedure for Joint Operations (1984 form published by the Council of Petroleum Accountants Societies);

(v) setting forth the amount of taxes on such Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month;

(vi) describing all other capital expenditures during such month; and

(vii) describing all accounts payable aging as of such month.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Permitted Investor or any Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $250,000, not fully covered by insurance, subject to normal deductibles; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations. Except as otherwise set forth in Section 8.06, the Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated (i) in a manner in accordance with prudent industry standards, (ii) in compliance with all applicable contracts and agreements and (iii) in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each of (i), (ii) and (iii), where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f) to the extent the Borrower or a Subsidiary is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) days of the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $250,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12 Reserve Reports.

(a) On or before March 1st and August 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31st and June 30th, respectively. The Reserve Report as of March 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report of each year delivered hereunder, shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding March 1st Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding March 1st Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03, (ii) substitute acceptable Mortgaged Properties having an equivalent value with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 85% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent 100% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent 100% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Liens permitted by Section 9.03(c) and Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent 100% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) In the event that the Borrower or any Subsidiary acquires or forms any Subsidiary, the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guarantee and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guarantee and Collateral Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) The Borrower will at all times cause the other tangible and intangible assets of the Borrower and each Subsidiary to be subject to a Lien of the Security Instruments.

Section 8.15 ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16 Swap Agreements. The Borrower shall maintain the hedge position established by the Swap Agreements required under Section 6.01(s) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby.

Section 8.17 Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.18 Shell Lease. The Borrower covenants and agrees to deliver not later than sixty (60) days after the Effective Date written consent of the lessor under the Shell Lease to the Transactions as required by the terms of the lease.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter (beginning with the fiscal quarter ending December 31, 2012), permit its ratio of EBITDAX for the period of four fiscal quarters then ending to Interest Expense for such period to be less than 1.25 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter (beginning with the fiscal quarter ending December 31, 2012), its ratio of (1) consolidated current assets (including the unused amount of the total Available Amount, but excluding non-cash current assets under FAS 133) to (2) consolidated current liabilities (excluding non-cash current liabilities under FAS 133) to be less than 1.0 to 1.0.

(c) Net Worth. The Borrower will maintain as of the last day of any fiscal quarter a minimum Net Worth of $73,000,000.

Section 9.02 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b) Debt arising under Swap Agreements permitted under Section 9.18.

(c) Debt under Capital Leases not to exceed $250,000.

(d) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(e) Endorsements of negotiable instruments for collection in the ordinary course of business.

(f) intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its wholly-owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guarantee and Collateral Agreement.

(g) Other Debt not to exceed $100,000 in the aggregate at any one time outstanding.

(h) The Sector Capital 2010 Loan Agreement in an aggregate principal amount not to exceed $247,237.

(i) Debt incurred as a result of the Kayne Guaranty Agreement.

Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (collectively, “Permitted Liens”):

(a) Liens securing the payment of any Indebtedness;

(b) Excepted Liens;

(c) Liens securing Capital Leases permitted by Section 9.02(e) but only on the Property under lease; and

(d) Liens securing the Debt permitted by 9.02(h); provided that (i) the Debt secured thereby is not increased; (ii) such Liens are non-recourse to any Loan Party or any Affiliate; and (iii) such Liens only encumber the working interests identified on Exhibit A and Exhibit B to the Sector Capital 2010 Deed of Trust (as amended by that Substitution of Trustee and Deed of Partial Reconveyance dated April 19, 2011, recorded on April 22, 2011, and that Deed of Partial Reconveyance recorded February 2, 2012).

Section 9.04 Dividends, Distributions, Redemptions and Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and its Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) provided that no Event of Default has occurred and is continuing and no Available Amount Deficiency exists at such time or either an Event of Default or Available Amount Deficiency will result therefrom, the Borrower may make tax distributions to its members in an amount equal to the tax liability incurred by such members due to their ownership of Equity Interests in the Borrower.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit in excess of the FDIC insured amount issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively, provided that certificates of deposit that do not exceed the FDIC insured amount shall be permitted without regard to the issuing bank’s rating.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) Investments (i) made by the Borrower in or to the Guarantors or (ii) made by any Subsidiary in or to the Borrower or any Guarantor.

(h) Subject to Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $250,000.

(i) Subject to Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(j) Loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000 in the aggregate at any time.

(k) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(k) exceeds $100,000.

(l) The Sector Capital 2010 Loan Agreement.

(m) Other Investments not to exceed $250,000 in the aggregate at any time.

Section 9.06 Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07 Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $250,000 in any period of twelve consecutive calendar months during the life of such leases, except for the Airpark Lease.

Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person

acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan or Multiemployer Plan, agreement relating thereto or applicable law (determined without regard to any contribution or funding waiver permitted under applicable law), the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(b) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (within the meaning specified in section 4041 of ERISA) under each Plan that is subject to Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $250,000, or permit the sum of such excesses for all such Plans (determined without regard to the $250,000 threshold) to exceed $500,000; or

(c) contribute to or assume an obligation to contribute to any employee welfare benefit plan as defined in section 3(1) of ERISA that may not be terminated by such entities in their sole discretion at any time without any material liability, including, without limitation, any such plan maintained to provide benefits to former employees of such entities.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that any Subsidiary may participate in a consolidation with any other Subsidiary and the Borrower may consolidate with any Subsidiary so long as the Borrower is the survivor.

Section 9.12 Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that with respect to this subsection (d), (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of managers of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of 5% of the PV-9 value of the Oil and Gas Properties evaluated in the most recent Reserve Report (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all of the Equity Interests of such Subsidiary; (e) receivables that are compromised or settled for less than the full amount as permitted by Section 9.10 and (f) subject to clause (d) above, Property with a fair market value not to exceed $250,000 between each Scheduled Redetermination of the Borrowing Base.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. Except for the Airpark Lease, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and wholly-owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15 Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d). Neither the Borrower nor any Subsidiary shall have any Subsidiaries that are organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.18 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, through the date that is forty-eight (48) months after the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Borrower or any of its Subsidiaries located in the “Orcutt Field Monterey Formation” for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, (c) Swap Agreements required under Section 8.16 and (d) Swap Agreements (other than Swap Agreements permitted by clauses (a) through (c) preceding) constituting “floors” or “puts” so long as such Swap Agreement (i) is not part of a “collar” or similar arrangement, (ii) is not entered into in connection with a “cap” or “ceiling” or other similar arrangement or (iii) is not entered into in connection with an associated “call” right or other similar arrangement. In no event shall any Swap Agreement (1) be entered into for speculative or investment purposes or (2) be for a term of longer than five (5) years; provided, however, a Swap Agreement which was entered into as a hedge but is deemed to be “speculative” for accounting purposes is an allowed Swap Agreement for purposes of this Agreement.

Section 9.19 Amendments to Organizational Documents; Material Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, (a) amend, modify or supplement any Organizational Document in a manner adverse to the Lenders or (b) amend any provision of any instrument, document or agreement giving rise to or securing any Material Indebtedness, in each case without the prior written consent of the Administrative Agent.

Section 9.20 General and Administrative Costs. Beginning October 1, 2013, the Borrower will not, and will not permit any of its Subsidiaries, to spend in the aggregate more than $1,200,000 in General and Administrative Costs on an annual basis for each calendar year.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(g), Section 8.01(k), Section 8.02, Section 8.03, Section 8.14, Section 8.15(ii) or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request, or take any action, for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (to the extent not covered by independent third party insurance provided by a responsible and highly reputable insurer as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, its Subsidiaries and the ERISA Affiliate in an aggregate amount exceeding (i) $250,000 in any year or (ii) $1,000,000 for all periods;

(m) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(n) a Change in Control shall occur.

(o) Any notice of redemption or purchase of Equity Interest under Section 3.4 or 9.6 of the Borrower’s LLC Agreement is given by Kayne or by the Borrower, whether or not such redemption or purchase is consummated.

(p) Any election is made by Kayne to force a sale under Section 9.5 of the Borrower’s LLC Agreement, whether or not such sale is consummated.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied in accordance with the applicable Swap Intercreditor Agreement, or if no Swap Intercreditor Agreement is in effect, as follows:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender, an Affiliate of a Lender or any counterparty to a Secured Swap Agreement;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the

Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Administrative Agent as Lender. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to the Borrower, to it at Santa Maria Energy Holdings, LLC, 2811 Airpark Drive, Santa Maria, California 93455, Attention of Kevin McMillan, Facsimile No. 805-938-3340, Email: kmcmillan@santamarianergy.com;

(ii) if to the Administrative Agent, to it at Mutual of Omaha Bank, 520 Post Oak Blvd., Houston, Texas 77027, Attention of George McKean, Email: george.mckean@mutualofomahabank.com;

(iii) if to the Issuing Bank, to it at Mutual of Omaha Bank, 520 Post Oak Blvd., Houston, Texas 77027, Attention of George McKean, Email: george.mckean@mutualofomahabank.com and

(iv) if to any other Lender, to it at its address (or facsimile number or electronic mail address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase, decrease or maintain the Borrowing Base without the consent of each Lender, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.14 or change the definition of the term “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement), release any of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13(a) to less than 85%, without the written consent of each Lender (other than any Defaulting Lender), or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi)

THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than sixty (60) days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $3,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) Participations.

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant shall be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (it being understood that, in the case of Section 5.03, the documentation required under Section 5.03(e) shall be delivered to the participating Lender)) provided that such Participant (A) agrees to be subject to the provisions of Sections 5.04 and 5.05 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”). Any Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to any other Person except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of the Treasury regulations promulgated under the Code, and any successor Section. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01 (except as provided in Section 5.01(d)), Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof and the remaining provisions hereof and thereof shall remain in full force and effect and shall be liberally construed to carry out the provisions and intent hereof and thereof; provided, if any one or more of the provisions contained in this Agreement or any other Loan Document shall be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision shall be deemed amended (and any court or other tribunal is hereby authorized to reform this Agreement or such other Loan Document accordingly) by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable. The invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, after obtaining the prior written consent of Administrative Agent as set forth below, each Lender and each of its Affiliates is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. NOTWITHSTANDING THE FOREGOING, NO LENDER OR ANY AFFILIATE OF A LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY SUBSIDIARY THEREOF HELD OR MAINTAINED BY SUCH LENDER OR AFFILIATE OF A LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE

MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary,

“Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the U.S. federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of California or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND

KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement or any counterparty to a Secured Swap Agreement, with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is (i) a Lender, including any Swap Agreements between such Persons in existence prior to the date hereof or (ii) a counterparty to a Secured Swap Agreement. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.17 Arbitration.

(a) Agreement to Arbitrate. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims arising out of or in relation to the Loan Documents.

(b) General Rules Applicable to Arbitrations. Any arbitration proceeding will: (i) proceed in a location in California selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs, in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

(c) No Limitation of Certain Rights. The arbitration requirement does not limit the right of the Administrative Agent or any Lender to: (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection. The arbitration requirement does not limit the Borrowers, the Administrative Agent’s nor any Lender’s rights under Section 1281.8 under the California Code of Civil Procedure.

(d) Arbitrators Generally. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three (3) arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten (10) years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding, the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions that are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is reasonably necessary for the party’s presentation and that no alternative means for obtaining information is available.

(f) Separate Proceedings. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Costs and Expenses. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Matters Involving Real Property. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns Indebtedness to the extent secured directly or indirectly, in whole or in part, by any Mortgaged Property unless: (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration; or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) General Matters. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between or among the parties thereto.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	SANTA MARIA ENERGY HOLDINGS, LLC

	By:	/s/ Kevin McMillan
	Name:	Kevin McMillan
	Title:	Vice President of Finance and Administration

[Signature Page – Credit Agreement]

ADMINISTRATIVE AGENT:	MUTUAL OF OMAHA BANK, as Administrative Agent

	By:	/s/ George McKean
	Name:	George McKean
	Title:	Manager

[Signature Page – Credit Agreement]

LENDERS:	MUTUAL OF OMAHA BANK

	By:	/s/ George McKean
	Name:	George McKean
	Title:	Manager

[Signature Page – Credit Agreement]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
Mutual of Omaha Bank	100.00%	$50,000,000
TOTAL	100.00%	$50,000,000

Annex I - 1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, SANTA MARIA ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [            ] (the “Lender”), at the principal office of MUTUAL OF OMAHA BANK (the “Administrative Agent”), at [            ], the principal sum of [            ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Amended and Restated Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Amended and Restated Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Amended and Restated Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of November 9, 2012 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Amended and Restated Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Amended and Restated Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Amended and Restated Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Amended and Restated Credit Agreement and is entitled to the benefits provided for in the Amended and Restated Credit Agreement and the other Loan Documents. The Amended and Restated Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

SANTA MARIA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit A - 1

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 20[    ]

SANTA MARIA ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of November     , 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Amended and Restated Credit Agreement”) among the Borrower, Mutual of Omaha Bank, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Amended and Restated Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[        ];

(ii) Date of such Borrowing is [            ], 20[    ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Libor Borrowing];

(iv) In the case of a Libor Borrowing, the initial Interest Period applicable thereto is [            ];

(v) Amount of Available Amount in effect on the date hereof is $[        ];

(vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[        ]; and

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[        ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Amended and Restated Credit Agreement, is as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[                                         ]

Exhibit B - 1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Amended and Restated Credit Agreement.

SANTA MARIA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit B - 2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 20[    ]

SANTA MARIA ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Amended and Restated Credit Agreement dated as of November     , 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Amended and Restated Credit Agreement”) among the Borrower, Mutual of Omaha Bank, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Amended and Restated Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [            ], 20[    ];[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Libor Borrowing][; and]

[(iv) [If the resulting Borrowing is a Libor Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Amended and Restated Credit Agreement.

SANTA MARIA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit C - 1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of SANTA MARIA ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of November     , 2012 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Mutual of Omaha Bank, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b) The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c) Since [same date as financials in Section 7.04(a)], no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d) There exists no Default or Event of Default [or specify Default and describe].

(e) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the [fiscal quarter][fiscal year] ending [            ].

EXECUTED AND DELIVERED this [            ] day of [    ].

SANTA MARIA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of November , 2012 among SANTA MARIA ENERGY HOLDINGS, LLC, the Lenders parties thereto, Mutual of Omaha Bank, as Administrative Agent, and the other agents parties thereto]

[1]	Select as applicable.

Exhibit E - 1

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit E - 2

Consented to and Accepted:

MUTUAL OF OMAHA BANK, as
Administrative Agent

By
Title:

Consented to:

SANTA MARIA ENERGY HOLDINGS, LLC

By
Title:

Exhibit E - 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

Exhibit E - 4

EXHIBIT F

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND

COLLATERAL AGREEMENT

made by

each of the Grantors (as defined herein)

in favor of

Mutual of Omaha Bank

as Administrative Agent

Dated as of                     , 2012

Exhibit F

Exhibit F - i

SCHEDULES:

1.	Notice Addresses of Guarantors

2.	Description of Pledged Securities

Exhibit F - ii

3.	Filings and Other Actions Required to Perfect Security Interests

4.	Legal Name, Location of Jurisdiction of Organization, Organizational Identification Number, Taxpayor Identification Number and Chief Executive Office

5.	Prior Names, Prior Chief Executive Office, Location of Tangible Assets

6.	Patents and Patent Licenses

7.	Trademarks and Trademark Licenses

ANNEX:

1.	Form of Assumption Agreement

Exhibit F - iii

This AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of                     , 2012, is made by Santa Maria Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), and each of the other signatories hereto other than the Administrative Agent (the Borrower and each of the other signatories hereto other than the Administrative Agent, together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, the “Grantors”), in favor of Mutual of Omaha Bank, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of November 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent.

R E C I T A L S

A. The Borrower (as successor in interest to Santa Maria Pacific Holdings, LLC, a California limited liability company) and Wells Fargo Bank, N.A., as administrative agent (the “Prior Administrative Agent”), and the lenders party thereto (the “Prior Lenders”) entered into that certain Credit Agreement dated as of February 5, 2010, pursuant to which such Prior Lenders provided certain loans and extensions of credit to the Borrower (as renewed, extended, amended or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

B. The Borrower (as successor in interest to Santa Maria Pacific Holdings, LLC, a California limited liability company) and the other grantors entered into that certain Guaranty and Collateral Agreement, dated as of February 5, 2010, to guarantee the obligations under the Existing Credit Agreement and to grant a security interest to the Prior Administrative Agent in the Collateral (defined therein), for the benefit of the Prior Lenders (the “Existing Guarantee and Collateral Agreement”).

C. The Existing Credit Agreement was assigned to the Administrative Agent by that certain Assignment of Notes, Liens and Deeds of Trust dated as of the date hereof among the Borrower, the Prior Administrative Agent, the Prior Lenders and the Administrative Agent (the “Assignment”).

D. On even date herewith, the Borrower, the Lenders and the Administrative Agent are amending and restating the Existing Credit Agreement by executing the Credit Agreement, pursuant to which, upon the terms and conditions stated therein, the Lenders have agreed to make further loans and other extensions of credit to the Borrower.

E. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the parties hereto amend and restate the Existing Guarantee and Collateral Agreement on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

ARTICLE I

Definitions

Section 1.01 Definitions As used in this Agreement, each term defined above shall have the meaning indicated above. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms as well as all uncapitalized terms which are defined in the California UCC on the date hereof are used herein

Exhibit F - 1

as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Supporting Obligations, and Tangible Chattel Paper.

(b) The following terms shall have the following meanings:

“Account Debtor” shall mean a Person (other than any Grantor) obligated on an Account, Chattel Paper, or General Intangible.

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“California UCC” shall mean the Uniform Commercial Code, as it may be amended, from time to time in effect in the State of California.

“Collateral” shall have the meaning assigned such term in Section 3.01.

“Guarantors” shall mean, collectively, each Grantor other than the Borrower.

“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, any other Loan Document, or any Secured Swap Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Issuers” shall mean, collectively, each issuer of a Pledged Security.

“Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of the Borrower and each Guarantor to the Administrative Agent, the Issuing Bank, the Lenders and each counterparty to a Permitted Swap Agreement, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with the Credit Agreement, the other Loan Documents, each Permitted Swap Agreement (to the extent that the Obligations arise under, out of, or in connection with such Permitted Swap Agreement during such time as the Lender party to such Permitted Swap Agreement is a party to the Credit Agreement, or in the case of an Affiliate of a Lender party to such Permitted Swap Agreement, the Lender affiliated with such Affiliate, is a party to the Credit Agreement) and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Permitted Swap Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due after acceleration or otherwise.

Exhibit F - 2

“Patents” shall mean: (i) all letters patent of the United States and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 6 hereto, and (ii) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof or any other country, including, without limitation, any thereof referred to in Schedule I hereto.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by any Grantor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 6 hereto.

“Permitted Swap Agreement” means (i) any Swap Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of any Lender and (ii) any Swap Agreement between the Borrower or any Subsidiary and an Approved Counterparty and if such Approved Counterparty is not a Lender or an Affiliate of a Lender, subject to a Swap Intercreditor Agreement approved by the Administrative Agent in its sole discretion.

“Pledged Securities” shall mean: (i) the equity interests described or referred to in Schedule 2; and (ii) (a) the certificates or instruments, if any, representing such equity interests, (b) all dividends (cash, stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests, (c) all replacements, additions to and substitutions for any of the property referred to in this definition, including, without limitation, claims against third parties, (d) the proceeds, interest, profits and other income of or on any of the property referred to in this definition and (e) all books and records relating to any of the property referred to in this definition.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, BP Energy Company (but for only so long as it is counterparty to a Permitted Swap Agreement) and any counterparty to a Permitted Swap Agreement.

“Secured Obligations” shall mean (i) in the case of the Borrower, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trademarks” shall mean: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 7 hereto, and (ii) all renewals thereof.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by any Grantor of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 7 hereto.

Section 1.02 Other Definitional Provisions; References. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The gender of all words shall include the masculine, feminine, and neuter, as appropriate. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference

Exhibit F - 3

herein to an exhibit, schedule or annex shall be deemed to refer to the applicable exhibit, schedule or annex attached hereto unless otherwise stated herein. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and each of their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) Each Guarantor agrees that if the maturity of any of the Secured Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article II shall remain in full force and effect until all the Secured Obligations shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and all Permitted Swap Agreements secured hereby and the Credit Agreement and the Aggregate Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, no Secured Obligations may be outstanding.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations are paid in full, no Letter of Credit shall be outstanding, and all Permitted Swap Agreements secured hereby and the Credit Agreement and the Aggregate Commitments are terminated. To the maximum extent permitted by law, Borrower waives any right it has under California Civil Code Section 2822 or otherwise to designate the portion of the Obligations that is satisfied by any partial payment or satisfaction thereof made by or on behalf of Borrower to Lenders, including but not limited to any such partial payment or satisfaction resulting from a credit bid of Lenders at a foreclosure sale, and any other rights or defenses of Borrower under or based upon California Civil Code Section 2822.

Exhibit F - 4

Section 2.02 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Principal Office of the Administrative Agent specified pursuant to the Credit Agreement.

ARTICLE III

Grant of Security Interest

Section 3.01 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(1) all Accounts;

(2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(3) all Commercial Tort Claims;

(4) all Deposit Accounts other than payroll, withholding tax and other fiduciary Deposit Accounts;

(5) all Documents;

(6) all General Intangibles (including, without limitation, rights in and under any Swap Agreements);

(7) all Goods (including, without limitation, all Inventory and all Equipment);

(8) all Instruments;

(9) all Investment Property;

(10) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(11) all Patents;

(12) all Patent Licenses;

(13) all Pledged Securities;

(14) all Supporting Obligations; (15) all Trademarks;

(17) all books and records pertaining to the Collateral; and

Exhibit F - 5

(18) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

Section 3.02 Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective indorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, to the extent any Guarantor has elected to designate such Pledged Securities as a security governed by Division 8 of the California UCC, all Pledged Securities must be delivered or transferred in such manner, and each Grantor shall take all such further action as may be requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8303 of the California UCC (if the Administrative Agent otherwise qualifies as a protected purchaser).

Section 3.03 Grantors Remains Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible, pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE IV

Acknowledgments, Waivers and Consents

Section 4.01 Acknowledgments, Waivers and Consents.

(a) Each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee and the provision of collateral security for the obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to the guarantee made such Grantor hereby and the collateral security provided by such Grantor herein) and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents shall not be affected, limited, reduced, discharged or terminated in any way:

Exhibit F - 6

(i) notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party; (C) the Credit Agreement, the other Loan Documents, any Permitted Swap Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time; (D) the Borrower, any Grantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to, any Loan Document or Permitted Hedge Agreement, all or any part of the Secured Obligations or any Collateral now or in the future serving as security for the Secured Obligations; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

(ii) without regard to, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the Credit Agreement, any other Loan Document, any Permitted Swap Agreement, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any other Secured Party, (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of the any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type described in Section 4.01(a)(i) (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Secured Obligations, or of such Grantor under the guarantee contained in Article II or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

Exhibit F - 7

(b) Each Grantor hereby waives to the extent permitted by law: (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification, accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto; or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Secured Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Grantor; and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the Secured Obligations, the guarantee contained in Article II and the provision of collateral security herein; (v) any right to require Lenders to exhaust any collateral described in the Loan Documents or to pursue any other remedy whatsoever, (vi) all defenses that are or may become available to such Grantor by reason of California Civil Code Sections 2787 to 2855, inclusive; or comparable provisions of law of any other jurisdiction, and all other suretyship defenses such Grantor would otherwise have under the laws of the state of California or any other jurisdiction and (vii) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in Article II or any property subject thereto.

Section 4.02 No Subrogation, Contribution or Reimbursement. Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other

Exhibit F - 8

Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases, and agrees not to exercise any all such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower, any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in any collateral or security or guarantee or right of offset. The Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

ARTICLE V

Representations and Warranties

To induce the Administrative Agent and the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Lenders and Affiliates of the Lenders to enter into Permitted Swap Agreements, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

Section 5.01 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor (in its capacity as a Subsidiary of the Borrower) or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects, provided that each reference in each such representation and warranty to the Borrower’s Knowledge shall, for the purposes of this Section 5.01, be deemed to be a reference to such Guarantor’s Knowledge.

Section 5.02 Benefit to the Guarantor. The Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses. Each Guarantor is a Subsidiary of the Borrower and its guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 5.03 Solvency. Such Grantor (i) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement (after giving effect to Section 2.01(a)), (ii) is not engaged in a business or a transaction, or about to engage in a business or a transaction, for which any Property or assets remaining with it constitute unreasonably small capital, and (iii) does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature.

Section 5.04 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Grantor is the legal and beneficial owner of its respective items of the Collateral free and clear of any and all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement, the Security Instruments or as are filed to secure Liens permitted by Section 9.03 of the Credit Agreement.

Exhibit F - 9

Section 5.05 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor to the extent a security interest in the Collateral can be perfected by the filing of a financing statement and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens which have priority over the Liens on the Collateral by operation of law.

Section 5.06 Legal Name, Organizational Status, Chief Executive Office. On the date hereof, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational number, taxpayor identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.

Section 5.07 Prior Names, Addresses, Locations of Tangible Assets. Schedule 5 correctly sets forth (a) all names and trade names that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section

5.06 above).

Section 5.08 Pledged Securities. The shares (or such other interests) of Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the capital stock or other equity interests of each Issuer owned by such Grantor. All the shares (or such other interests) of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable; and such Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens except Permitted Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

Section 5.09 Goods. No portion of the Collateral constituting Goods is in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.

Section 5.10 Instruments and Chattel Paper. Such Grantor has delivered to the Administrative Agent all Collateral constituting Instruments and Chattel Paper. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

Section 5.11 Truth of Information; Accounts. All information with respect to the Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party, and all other written information heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party is and will be true and correct in all material respects as of the date furnished. The amount represented by such Grantor to the Administrative Agent and the Lenders from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time be the correct amount actually owing by such Account Debtor or Account Debtors thereunder. The place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles is 2811 Airpark Drive, Santa Maria, California 93455.

Exhibit F - 10

Section 5.12 Governmental Obligors. None of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority.

Section 5.13 Patents and Trademarks. Schedule 6 hereto includes all Patents and Patent Licenses owned by such Grantor in its own name as of the date hereof. Schedule 7 hereto includes all Trademarks and Trademark Licenses owned by such Grantor in its own name as of the date hereof. To the best of each such Grantor’s knowledge, each Patent and Trademark is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set forth in either such Schedule, none of such Patents and Trademarks is the subject of any licensing or franchise agreement. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Patent or Trademark. No action or proceeding is pending (i) seeking to limit, cancel or question the validity of any Patent or Trademark, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Patent or Trademark.

ARTICLE VI

Covenants

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Aggregate Commitments shall have terminated:

Section 6.01 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 6.02 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.05 and shall defend such security interest against the claims and demands of all Persons whomsoever except for Permitted Liens.

(b) At any time and from time to time, upon the request of the Administrative Agent or any other Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or advisable or as the Administrative Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c) Without limiting the obligations of the Grantors under Section 6.02(b): (i)upon the request of the Administrative Agent or any other Secured Party, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any Lender) requested by the Administrative Agent to cause the Administrative Agent to (A) have “control” (within

Exhibit F - 11

the meaning of Sections 9104, 9105, 9106, and 9107 of the California UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities), or Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance satisfactory to the Administrative Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and each Grantor shall promptly notify the Administrative Agent and the other Secured Parties of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8303 of the California UCC) to the extent applicable; (ii) with respect to Collateral other than certificated securities and goods covered by a document in the possession of a Person other than such Grantor or the Administrative Agent, such Grantor shall obtain written acknowledgment that such Person holds possession for the Administrative Agent’s benefit; and (iii) with respect to any Collateral constituting Goods that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent and the other Secured Parties of any such Collateral then in the possession of such bailee, and such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law.

(d) This Section 6.02 and the obligations imposed on each Grantor by this Section 6.02 shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 6.03 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral, and such Grantor shall turn over any such books and records to the Administrative Agent or to its representatives during normal business hours at the reasonable request of the Administrative Agent and shall provide such clerical and other assistance as may be reasonably requested with regard thereto.

Section 6.04 Right of Inspection. The Administrative Agent and the other Secured Parties and their respective representatives shall at all times have full and free access during normal business hours to all the books, correspondence and records of such Grantor, and the Administrative Agent and the other Secured Parties and their respective representatives may examine the same, take extracts therefrom and make photocopies thereof and shall at all times also have the right to enter into and upon any premises where any of the Collateral (including, without limitation, Inventory or Equipment) is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein, and such Grantor agrees to render to the Administrative Agent and the other Secured Parties and their respective representatives, at such Grantor’s sole cost and expense, such clerical and other assistance as may be reasonably requested with regard to any of the foregoing. Unless and until an Event of Default shall have occurred, the Administrative Agent shall provide Guarantor with reasonable advance notice prior to entering any premises of Guarantor.

Section 6.05 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the Lenders from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Exhibit F - 12

Section 6.06 Changes in Locations, Name, etc. Such Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor maintains any Collateral or is organized. Without limitation of any other covenant herein, such Grantor will not cause or permit (i) any change to be made in its name, identity or corporate structure or (ii) such Grantor’s jurisdiction of organization or (iii) the location of any Collateral, unless such Grantor shall have first (1) notified the Administrative Agent of such change at least thirty (30) days prior to the effective date of such change, and (2) taken all action reasonably requested by the Administrative Agent for the purpose of maintaining the perfection and priority of the Administrative Agent’s security interests under this Agreement. In any notice furnished pursuant to this Section 6.06, such Grantor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral.

Section 6.07 Compliance with Contractual Obligations. Such Grantor will perform and comply in all material respects with all its contractual obligations relating to the Collateral (including, without limitation, with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each Account).

Section 6.08 Limitations on Dispositions of Collateral. The Administrative Agent and the other Secured Parties do not authorize, and such Grantor agrees not to sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except to the extent expressly permitted by the Credit Agreement.

Section 6.09 Pledged Securities.

(a) If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the capital stock or other equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) unless otherwise permitted hereby, vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any stock or other equity interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien except for Permitted Liens or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

Exhibit F - 13

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.09(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 7.01(c) and Section 7.05 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.01(c) or Section 7.05 with respect to the Pledged Securities issued by it.

(d) Such Grantor shall furnish to the Administrative Agent such stock powers and other equivalent instruments of transfer as may be required by the Administrative Agent to assure the transferability of and the perfection of the security interest in the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.

(e) The Pledged Securities will at all times constitute not less than 100% of the capital stock or other equity interests of the Issuer thereof owned by any Grantor. Each Grantor will not permit any Issuer of any of the Pledged Securities to issue any new shares (or other interests) of any class of capital stock or other equity interests of such Issuer without the prior written consent of the Administrative Agent.

Section 6.10 Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Such Grantor will not (i) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible in any manner which could reasonably be expected to materially adversely affect the value of such Chattel Paper, Instrument, Payment Intangible or Account as Collateral, or (ii) fail to exercise promptly and diligently each and every material right which it may have under any Chattel Paper, Instrument and each agreement giving rise to an Account or Payment Intangible (other than any right of termination). Such Grantor shall deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible.

Section 6.11 Analysis of Accounts, Etc. The Administrative Agent shall have the right from time to time to make test verifications of the Accounts, Chattel Paper and Payment Intangibles in any manner and through any medium that it reasonably considers advisable, and each Grantor, at such Grantor’s sole cost and expense, shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of each Grantor, such Grantor shall furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts, Chattel Paper and Payment Intangibles, and all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, Chattel Paper and Payment Intangibles, including, without limitation, all original orders, invoices and shipping receipts.

Exhibit F - 14

Section 6.12 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, such Instrument or Tangible Chattel Paper shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

Section 6.13 Maintenance of Equipment. Such Grantor will maintain each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose.

Section 6.14 Patents and Trademarks.

(a) Such Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is of negligible economic value to it, (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) employ such Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated.

(b) Such Grantor will not, except with respect to any Patent that such Grantor shall reasonably determine is of negligible economic value to it, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated.

(c) Such Grantor will notify the Administrative Agent and the other Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor’s ownership of any Patent or Trademark or its right to register the same or to keep and maintain the same.

(d) Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent and the other Secured Parties within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby constitutes the Administrative Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Secured Obligations are paid in full and the Commitments are terminated.

Exhibit F - 15

(e) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(f) In the event that any Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and the other Secured Parties after it learns thereof and shall, unless such Grantor shall reasonably determine that such Patent or Trademark is of negligible economic value to such Grantor which determination such Grantor shall promptly report to the Administrative Agent and the other Secured Parties, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark.

Section 6.15 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within thirty (30) days after such Commercial Tort Claim satisfies such requirements, notify the Administrative Agent and the other Secured Parties in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent and the other Secured Parties. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value claimed by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $1,000,000, and either (ii) (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or (B) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent, the relevant Grantor shall, within thirty (30) days after such request is made, transmit to the Administrative Agent and the other Secured Parties a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent and the other Secured Parties.

ARTICLE VII

Remedial Provisions

Section 7.01 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

Exhibit F - 16

(b) If an Event of Default shall occur and be continuing, then at any time in the Administrative Agent’s discretion without notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in accordance with the Swap Intercreditor Agreement, or if no Swap Intercreditor is then effect, in accordance with Section 10.02 of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Issuer party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

(d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 7.02 Collections on Accounts, Etc. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify the Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. The Administrative Agent may in its own name or in the name of others communicate with the Account Debtors to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

Exhibit F - 17

Section 7.03 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties, segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Secured Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.

Section 7.04 California UCC and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, any Permitted Swap Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under the California UCC (whether the California UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative

Exhibit F - 18

Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Grantor, including any equity or right of redemption, stay or appraisal which Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with the Swap Intercreditor Agreement, or if no Swap Intercreditor Agreement is then in effect, then in accordance with Section 10.02 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9615 of the California UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 7.05 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 7.05 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.05 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.05 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Exhibit F - 19

Section 7.06 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under the California UCC or any other applicable law. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

Section 7.07 Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.

ARTICLE VIII

The Administrative Agent

Section 8.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) unless being disputed under Section 9.03(a) of the Credit Agreement, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 7.04 or Section 7.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattle Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any

Exhibit F - 20

portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.01(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.01, together with interest thereon at the Post-Default Rate from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Exhibit F - 21

Section 8.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9207 of the California UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.

Section 8.03 Execution of Financing Statements. Pursuant to the California UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Exhibit F - 22

Section 8.04 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE IX

Subordination of Indebtedness

Section 9.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Grantor to any Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 9.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided by the Swap Intercreditor Agreement, or if no Swap Intercreditor Agreement is in then effect, under Section 10.02 of the Credit Agreement. Should any Agent or Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Secured Obligations, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.

Section 9.03 Payments Held in Trust. In the event that notwithstanding Section 9.01 and Section 9.02, should any Grantor receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Exhibit F - 23

Section 9.04 Liens Subordinate. Each Grantor agrees that, until the Secured Obligations are paid in full and the Commitments terminated, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period in which any of the Secured Obligations are outstanding or the Aggregate Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 9.05 Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE X

Miscellaneous

Section 10.01 Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 10.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Exhibit F - 24

Section 10.03 Payment of Expenses, Indemnities, Etc.

(a) Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Party for all advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all attorneys’ fees, legal expenses and court costs) incurred by any Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against such Grantor under the guarantee contained in Article II or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party.

(b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance and administration of this Agreement, to the extent the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement. All amounts for which any Grantor is liable pursuant to this Section 10.03 shall be due and payable by such Grantor to the Secured Parties upon demand.

Section 10.04 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.

Section 10.05 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that except as set forth in Section 8.14 or Section 9.11 of the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

Section 10.06 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any of the Loan Documents to which a Grantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Exhibit F - 25

Section 10.08 Survival. The obligations of the parties under Section 10.03 shall survive the repayment of the Loans and the termination of the Letters of Credit, Permitted Swap Agreements, Credit Agreement and Aggregate Commitments. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent and the other Secured Parties to effect such reinstatement.

Section 10.09 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.10 No Oral Agreements. The Loan Documents (other than the Letters of Credit) embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.11 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California.

(b) Forum. Any legal action or proceeding with respect to this Agreement or any other Loan Documents to which a Grantor is a party shall be brought in the courts of the State of California or of the United States of America for the Central District of California, and each of the Lenders, the Administrative Agent and the Grantors hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Lenders, the Administrative Agent and the Grantors hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over such Grantor in any court otherwise having jurisdiction.

(c) Service of Process. Each of the Lenders, the Administrative Agent and the Grantors irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Person at the address specified on its signature page of this Agreement or the Credit Agreement, as applicable, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender or any holder of a Note or Grantor to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against such Grantor in any other jurisdiction.

Exhibit F - 26

(d) Agreement to Arbitrate. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims arising out of or in relation to the Loan Documents.

(e) General Rules Applicable to Arbitrations. Any arbitration proceeding will: (i) proceed in a location in California selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs, in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

(f) No Limitation of Certain Rights. The arbitration requirement does not limit the right of the Administrative Agent or any Lender to: (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(g) Arbitrators Generally. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three (3) arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten (10) years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding, the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions that are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

Exhibit F - 27

(h) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(i) Separate Proceedings. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(j) Costs and Expenses. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(k) Matters Involving Real Property. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns Indebtedness to the extent secured directly or indirectly, in whole or in part, by any Mortgaged Property unless: (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration; or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(l) General Matters. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between or among the parties thereto.

Section 10.12 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

Exhibit F - 28

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Lenders.

(d) Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

(e) Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Borrower, any other Grantor, the Secured Parties or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 10.13 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.14 of the Credit Agreement and is not a signatory hereto shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

Section 10.14 Set-Off. If an Event of Default shall have occurred and be continuing, after obtaining the prior written consent of Administrative Agent as set forth below, each Lender and each of its Affiliates is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.14 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. NOTWITHSTANDING THE FOREGOING, NO LENDER OR ANY AFFILIATE OF A LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY SUBSIDIARY THEREOF HELD OR MAINTAINED BY SUCH LENDER OR AFFILIATE OF A LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

Exhibit F - 29

Section 10.15 Releases.

(a) Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has (i) retransferred and delivered all Collateral in its possession to the Grantors, and (ii) executed a written release or termination statement and reassigned to the Grantors without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon the complete payment of the Secured Obligations, the termination of the Letters of Credit, Permitted Swap Agreements secured hereby, Credit Agreement and the Aggregate Commitments and the compliance by the Grantors with all covenants and agreements hereof, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Grantors and declare this Agreement to be of no further force or effect.

(b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral and the capital stock of such Grantor. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the capital stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9620 of the California UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 10.15(a).

Section 10.16 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.17 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

Exhibit F - 30

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	SANTA MAERIA ENERGY HODINGS, LLC

By:

GUARANTORS:	SANTA MARIA ENERGY, LLC

	By:	SANTA MARIA ENERGY HOLDINGS, LLC, as Member

By:

SM ENERGY MANAGEMENT, LLC

	By:	SANTA MARIA ENERGY HOLDINGS, LLC,

SIGNATURE PAGE

GUARANTEE AND COLLATERAL AGREEMENT

Exhibit F

Acknowledged and Agreed to as of the date hereof by:

ADMINISTRATIVE AGENT:	MUTUAL OF OMAHA BANK

By:
Name:
Title:

SIGNATURE PAGE

GUARANTEE AND COLLATERAL AGREEMENT

Exhibit F

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

1.	Santa Maria Energy, LLC, a California limited liability company

Notice Address: Attn: Kevin McMillan, Vice President of Finance & Administration

c/o Santa Maria Energy Holdings, LLC

2811 Airpark Drive

Santa Maria, California 93455

Telephone: 805-621-5692

Facsimile: 805-938-3340

Email: kmcmillan@santamariaenergy.com

2.	SM Energy Management, LLC, a California limited liability company

Notice Address: Attn: Kevin McMillan, Vice President of Finance & Administration

c/o Santa Maria Energy Holdings, LLC

2811 Airpark Drive

Santa Maria, California 93455

Telephone: 805-621-5692

Facsimile: 805-938-3340

Email: kmcmillan@santamariaenergy.com

Exhibit F - Schedule 1 - 1

Schedule 2

DESCRIPTION OF PLEDGED SECURITIES

Pledged Securities:

Owner	Issuer	Class of Stock or other Equity Interest	No. of Shares	Certificated or Uncertificated
Santa Maria Energy Holdings, LLC	Santa Maria Energy, LLC	LLC Membership Interest	100%	Uncertificated
Santa Maria Energy Holdings, LLC	SM Energy Management, LLC	LLC Membership Interest	100%	Uncertificated

Exhibit F - Schedule 2 - 1

Schedule 3

FILINGS AND OTHER ACTIONS REQUIRED TO

PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Grantor	Filing Jurisdiction

Santa Maria Energy Holdings, LLC	Delaware

Santa Maria Energy, LLC	California

SM Energy Management, LLC	California

Delivery to Administrative Agent of Pledged Securities

Pledged securities are uncertificated.

Exhibit F - Schedule 3 - 1

Schedule 4

CORRECT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION, ORGANIZATIONAL IDENTIFICATION NUMBER, TAXPAYER IDENTIFICATION NUMBER AND CHIEF EXECUTIVE OFFICE

1.	Santa Maria Energy Holdings, LLC

Organizational Identification Number: 4627206

Taxpayer Identification Number: 26-3844311

Chief Executive Office:             2811 Airpark Drive, Santa Maria, California 93455

2.	Santa Maria Energy, LLC

Organizational Identification Number: 200614510191

Taxpayer Identification Number: 20-5237614

Chief Executive Office:             2811 Airpark Drive, Santa Maria, California 93455

3.	SM Energy Management, LLC

Organizational Identification Number: 201209010027

Taxpayer Identification Number: 80-0801981

Chief Executive Office:             2811 Airpark Drive, Santa Maria, California 93455

Exhibit F - Schedule 4 - 1

Schedule 5

PRIOR NAMES AND PRIOR CHIEF EXECUTIVE OFFICE

•	Santa Maria Energy Holdings, LLC

•	Operates under the name SM Energy Holdings, LLC

•	Formerly named Santa Maria Pacific Holdings, LLC

•	Santa Maria Energy, LLC

•	Formerly named Gitte-Ten, LLC (which operated under the dba Phoenix Energy, LLC)

•	3/31/12, Santa Maria Pacific, LLC, Orcutt Properties, LLC, Escolle Properties, LLC, NW Casmalia Properties, LLC and Santa Maria Valley Properties, LLC merged into Santa Maria Energy, LLC

Exhibit F - Schedule 5 - 1

Schedule 6

PATENTS AND PATENT LICENSES

Intellectual Property License and Development Agreement dated November 7, 2008 between Michael Prats, Ramon Elias and Richard R. Powell, Jr. (collectively, “Licensor”) and Santa Maria Energy, LLC, a California limited liability company.

Exhibit F - Schedule 6 - 1

Schedule 7

TRADEMARKS AND TRADEMARK LICENSES

Unregistered trademark for “Santa Maria Energy”

Exhibit F - Schedule 7 - 1

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of November 9, 2012 (the “Agreement”), made by the Grantors parties thereto for the benefit of                     , as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The terms of Sections 7.01(c) and 7.05 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 7.01(c) or 7.05 of the Agreement.

[NAME OF ISSUER]

By:
Title:

Address for Notices:

Fax:

*	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor.

Acknowledgment and Consent

Exhibit F

Annex I

Assumption Agreement

ASSUMPTION AGREEMENT, dated as of                     , 200    , made by                             , a                     corporation (the “Additional Grantor”), in favor of                     , as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Santa Maria Energy Holdings, LLC (the “Borrower”), the Lenders and the Administrative Agent, have entered into an Amended and Restated Credit Agreement, dated as of November 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries have entered into the Amended and Restaetd Guarantee and Collateral Agreement, dated as of November 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders and Affiliates of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 10.13 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and expressly grants to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a security interest in all Collateral owned by such Additional Grantor to secure all of such Additional Grantor’s obligations and liabilities thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 7 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

Exhibit F - Annex I - 1

[ADDITIONAL GRANTOR]

By:
Name: Title:

Exhibit F - Annex I - 2

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [            ] [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santa Maria Energy Holdings, LLC and each Lender from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                  , 20[    ]

Exhibit G-1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [        ] [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santa Maria Energy Holdings, LLC, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:              , 20[    ]

Exhibit G-2

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [        ] [        ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santa Maria Energy Holdings, LLC and each Lender from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:              , 20[    ]

Exhibit G-3

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [            ] [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santa Maria Holdings, LLC, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:              , 20[    ]

Exhibit G - 4

SCHEDULE 7.04(c)

FINANCIAL STATEMENTS

None.

Schedule 7.04(c) - 1

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05 - 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

Orcutt Oil Field/Careaga Leases:

•	The Orcutt Oil Field has been in operation since the early 1900’s.

•	In December 1991, a Phase I Environmental Assessment Report was prepared for City USA Holding Company by Thomas Dahlgren and Charlie Katherman in preparation for the pending purchase of the Careaga Leasehold from Shell Western E&P (the “1991 Phase I”).

•	The report identified a total of 92 wells at Shell Careaga (abandoned, idle, and active).

•	The report identified a total of 23 possible oil well sumps based on site reconnaissance and historic air photo research.

•	Based on the Borrower’s estimates, using estimated reclamation costs between $225,000 and $425,000 per sump and projected decommission dates ranging from 40 to 60 years, the net present value (using current 30-year Treasury constant maturity discount factor) of the cost of remediation related to the sumps possibly identified per the 1991 report ranges between $568,312 and $1,073,478:

	40-Year	50-Year	60-Year	Average
$225K	$831,614	$532,434	$340,887	$568,312
$325K	$1,201,220	$769,072	$492,392	$820,895
$425K	$1,570,826	$1,005,709	$643,897	$1,073,478

•	Cost of remediation includes the following:

•	Assessment/characterization of the sump feature,

•	Remediation by excavation,

•	Trucking to licensed disposal facility,

•	Disposal facility gate fees

•	Site Restoration

•	Pursuant to the terms of that certain Swinking Fund Trust Agreement (“Agreement”) by and between Shell Western E & P Inc. (“SWEPI”) and City Oil Corporation, Borrower’s predecessor-in-interest, which Agreement was amended by that certain Settlement and Compromise Agreement dated December 8, 1994 by and between SWEPI and City-Santa Barbara Holdings, Inc. (as successor to City Oil Corporation) (collectively, the “SWEPI Agreements”), a sinking fund has been set aside for the P&A and reclamation costs associated with the Careaga leasehold. The current balance of the SWEPI sinking fund (including DOGGR bonds) is $734,732 as of the Effective Date.

Schedule 7.06 - 1

SCHEDULE 7.14

SUBSIDIARIES AND PARTNERSHIPS

1.	Santa Maria Energy, LLC

Organizational Identification Number: California—200614510191

Taxpayer Identification Number: 20-5237614

Chief Executive Office:

2811 Airpark Drive

Santa Maria, CA 93455

2.	SM Energy Management, LLC

Organizational Identification Number: California—201209010027

Taxpayer Identification Number: 80-0801981

Chief Executive Office:

2811 Airpark Drive

Santa Maria, CA 93455

Schedule 7.14 - 1

SCHEDULE 7.16

PROPERTIES; TITLES, ETC.

•	Borrower’s title to portions of the Oil and Gas Properties located within the Careaga leasehold contains a 4.54% unleased mineral interest owned by Pacific Coast Energy Company (aka “Breitburn”). This unleased mineral interest may entitle Breitburn to its share of the value of production from each lease less its proportionate share of 100% of the costs associated with the drilling, development and operation of each well and lease. While it is anticipated that initially Breitburn’s share of the well and lease costs will be greater that its share of the value of production, the payout status per well will be tracked. After payout threshold is reached, Breitburn may become eligible to receive its proportionate share of revenues from the sale of production less its proportionate share of lease operating expenses. The NRIs provided to Lender show Before Payout (BPO) and After Payout (APO) in those leaseholds where Breitburn’s unleased mineral interests may impact NRI.

Schedule 7.16 - 1

SCHEDULE 7.18

GAS IMBALANCES

None.

Schedule 7.18 - 1

SCHEDULE 7.19

MARKETING CONTRACTS

None.

Schedule 7.19 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

None.

Schedule 7.20 - 1

SCHEDULE 9.05

INVESTMENTS

•	As operator of the projects, Santa Maria Energy, LLC, from time to time will advance costs on behalf of the non-operator owners of the projects, including owners of non-consolidated working interests, pursuant to the terms of the applicable joint operating agreements entered into between the operators and the non-operator owners. Any costs advanced by operators are then billed to the owners pursuant to joint interest billings sent in the normal course of business.

Schedule 9.05 - 1